[McAfee & Taft Letterhead]

August 7, 2015

Southwest Bancorp, Inc.

6301 Waterford Blvd., Suite 400

Oklahoma City, OK 73118

Ladies and Gentlemen:

We have acted as counsel to Southwest Bancorp, Inc., an Oklahoma corporation and a financial holding company registered under the Bank Holding Company Act of 1956, as amended (the “Company”), in connection with the proposed merger (the “Merger”) of First Commercial Bancshares, Inc., an Oklahoma corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended (“FCB”), with and into the Company pursuant to that certain Agreement and Plan of Reorganization dated as of May 27, 2015, by and between the Company, FCB and First Commercial Bank, an Oklahoma banking corporation and a wholly-owned subsidiary of FCB (“Bank”), as amended (the “Merger Agreement”).  The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-4 with respect to the Merger (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), to which this opinion is filed as an exhibit.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

In providing this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise, identified to our satisfaction but not otherwise investigated or verified, of the Merger Agreement, the Registration Statement, certificates of officers of FCB, Bank, and the Company, and such other documents and records as we have deemed necessary and relevant for purposes of this opinion.  In addition, we have expressly relied upon certain representations made to us by the officers of FCB and the Company.  Our opinion is conditioned upon the occurrence of the Closing and upon, among other things, the accuracy of such facts, information, covenants, certifications, and representations as of the Closing Date.  If any statements contained in the Merger Agreement are not true and accurate, or if any representations made to us are not true and accurate, as of the Closing Date, then we express no opinion to the extent the subject matter of this opinion is affected thereby.

If any of the above-described assumptions are untrue for any reason, or if the transactions described in the Agreement are consummated in  a manner that varies from the manner contemplated by the Agreement or the Registration Statement, our opinion expressed below may be adversely affected.  We have or will have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic

August 7, 2015

original documents and records of all documents  and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

This opinion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, relevant judicial authority, published pronouncements of the Internal Revenue Service, and such other authorities as we have considered necessary or relevant hereto.  There can be no assurance that the legal authorities upon which this opinion is based will not be modified, revoked, supplemented, amended, revised, reversed or overruled.  We assume no obligation to update or supplement this opinion to reflect future changes in such legal authorities.

Based upon the foregoing, and subject to the limitations and assumptions set forth herein, we are of the opinion that, under currently applicable United States federal income tax law the Merger, when consummated in accordance with the terms of the Agreement and the Registration Statement, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In addition, the descriptions of the law and the legal conclusions contained in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger” are correct in all material respects, and the discussion thereunder represents an accurate summary of the United States income tax consequences of the Merger that are material to the United States shareholders of the Company.

Our opinion is limited to the foregoing federal income tax consequences of the Merger to the Company, which are the only matters as to which you have requested our opinion.  Other than as set forth above, we express no opinion on any issue relating to (i) the tax consequences of the transactions contemplated by the Agreement, (ii) the appropriate method to determine the fair market value of any stock or other consideration received in any sale or exchange, or (iii) the laws of any jurisdiction other than the federal income tax laws of the United States.  Our opinion relates solely to the United States federal income tax consequences of the Merger, and no opinion relating to any other local, state or foreign tax consequences is implied or should be inferred.

This opinion is delivered solely for the benefit of the Company in connection with the Agreement and in connection with the filing of the Registration Statement, and may not be used or relied upon by any other party or for any other purpose without our express prior written consent.  Although this opinion represents our best legal judgment, it has no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues.

We are furnishing this opinion in connection with closing of the transactions contemplated by the Agreement, and hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement.  By granting such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

August 7, 2015

CIRCULAR 230 DISCLOSURE

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT THIS OPINION IS LIMITED TO THE SPECIFIC FEDERAL INCOME TAX ISSUES ADDRESSED HEREIN.  ADDITIONAL ISSUES MAY EXIST THAT COULD AFFECT THE FEDERAL INCOME TAX TREATMENT OF THE TRANSACTION OR MATTER THAT IS THE SUBJECT OF THE OPINION, AND THE OPINION DOES NOT CONSIDER OR PROVIDE A CONCLUSION WITH RESPECT TO ANY ADDITIONAL ISSUES.  WITH RESPECT TO ANY SIGNIFICANT FEDERAL TAX ISSUES OUTSIDE THE LIMITED SCOPE OF THIS OPINION, THE OPINION WAS NOT WRITTEN, AND CANNOT BE USED BY THE TAXPAYER, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL TAX PENALTIES.

Very truly yours,

/S/ McAfee & Taft A Professional Corporation

McAfee & Taft A Professional Corporation